Exhibit 99.1

Amedisys Retains The Braff Group to Divest Certain Care Centers

Baton Rouge, LA (May 31, 2013) - Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, today announced that it has retained the services of The Braff Group to assist in the divestiture of approximately 35 care centers. In addition to a possible sale of these locations, the Company will entertain contributing these care centers into joint ventures with hospitals, health systems, or other healthcare providers. They represent a portion of the 50 care centers being divested or consolidated as announced on the Company’s first quarter 2013 earnings conference call.

The Braff Group is a healthcare merger and acquisition company specializing in the sale of home health, hospice and other healthcare service companies. The process to develop and assess divestiture and joint venture opportunities is expected to extend into the third quarter of 2013. There can be no assurances that this process will result in a transaction of any kind and Amedisys does not intend to disclose developments or provide updates on the status of this process until further disclosure is warranted or required.

About Amedisys

Amedisys, Inc. (NASDAQ: AMED) is a leading health care at home company delivering personalized home health and hospice care to approximately 380,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program, designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: http://www.amedisys.com.

Our company website address is http://www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contact:	Contact:
Amedisys, Inc.	The Braff Group
Tom Dolan	Steven Braff
SVP, Finance and Treasurer	Managing Director
225.299.3391	888.922.1833
tom.dolan@amedisys.com	sbraff@thebraffgroup.com